Exhibit 99.1

RE:	NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE

May 15, 2014

NN, INC. APPOINTS WILLIAM DRIES TO BOARD OF DIRECTORS

Johnson City, Tenn, May 15, 2014 – NN, Inc. (NASDAQ: NNBR) today announced that William Dries has been appointed to the Company’s Board of Directors. Mr. Dries replaces Richard Fanelli who has retired from the Board of Directors after eight years of service.

Most recently, and prior to his retirement in 2011, Mr. Dries served as Senior Vice President and Chief Financial Officer at EnPro Industries, Inc., a NYSE listed, engineered industrial products manufacturer. Previous to joining EnPro he was Senior Vice President and Chief Financial Officer at United Dominion Industries, a machine and instrument manufacturer, which was acquired by SPX Industries in 2001. Earlier in his tenure at United he served as Manager of Accounting and Senior Vice President of Finance and Controller. Prior to joining United Dominion, Mr. Dries was an audit principal at Ernst & Young in New York for 11 years. He holds an MBA from Rutgers University.

Ron Morris, Chairman of the Board said, “On behalf of the Board of Directors, I am very pleased to welcome Bill to the Board. His significant knowledge of industrial companies as well as his strong financial background will be of great benefit to the Board and NN as the Company continues to implement its strategic growth priorities. We are grateful to Dick for his valuable perspective and leadership while serving on the Board. We wish him and his family the best. “

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 12 manufacturing plants in the United States, Western Europe, Eastern Europe, Mexico and China. NN, Inc. had sales of US $373 million in 2013.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.